Execution Copy
Exhibit 10.1

Published CUSIP Number:
CREDIT AGREEMENT
Dated as of May 15, 2008
among
PARKER DRILLING COMPANY,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer,
LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent,
ABN AMRO BANK N.V.,
as Documentation Agent,
and
The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC AND LEHMAN BROTHERS INC.,
as
Joint Lead Arrangers and Book Managers

Credit Agreement

Credit Agreement

i

3.03 Inability to Determine Rates	67
3.04 Increased Costs	67
3.05 Compensation for Losses	68
3.06 Mitigation Obligations; Replacement of Lenders.	69
3.07 Survival	70
ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	70
4.01 Conditions of Initial Credit Extension	70
4.02 Conditions to all Credit Extensions	73
ARTICLE V. REPRESENTATIONS AND WARRANTIES	74
5.01 Corporate Existence; Compliance with Law	74
5.02 Corporate Power; Authorization; Enforceable Obligations	74
5.03 No Legal Bar	75
5.04 No Material Litigation	75
5.05 Financial Statements; No Material Adverse Effect	75
5.06 No Default	76
5.07 Ownership of Property; Liens	77
5.08 Intellectual Property	77
5.09 Taxes	77
5.10 Federal Regulations	77
5.11 Labor Matters	77
5.12 ERISA Compliance	78
5.13 Investment Company Act; Other Regulations	78
5.14 Subsidiaries	78
5.15 Use of Proceeds	79
5.16 Environmental Matters	79
5.17 Accuracy of Information, etc	80
5.18 Collateral Documents	80
5.19 Solvency	81
5.20 Insurance	81
ARTICLE VI. AFFIRMATIVE COVENANTS	81
6.01 Financial Statements	81
6.02 Certificates; Other Information	82
6.03 Notices	84
Credit Agreement

6.04 Conduct of Business and Maintenance of Existence, etc	85
6.05 Maintenance of Property; Insurance	85
6.06 Inspection of Property; Books and Records; Discussions	85
6.07 Environmental Laws	86
6.08 Payment of Obligations	86
6.09 Additional Collateral, etc	86
6.10 Borrowing Base Certificate	87
6.11 Cash Management Systems	88
6.12 Inspection of Collateral	88
6.13 Casualty and Condemnation	88
6.14 Further Assurances	89
ARTICLE VII. NEGATIVE COVENANTS	89
7.01 Liens	89
7.02 Financial Condition Covenants	91
7.03 Indebtedness	91
7.04 Fundamental Changes	92
7.05 Disposition of Property	92
7.06 Restricted Payments	93
7.07 Modifications of Debt Instruments, etc	94
7.08 Transactions with Affiliates	94
7.09 Changes in Fiscal Periods	94
7.10 Negative Pledge Clauses	94
7.11 Restrictions on Subsidiary Distributions	95
7.12 Lines of Business	95
7.13 Hedge Agreements	95
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	95
8.01 Events of Default	95
8.02 Remedies Upon Event of Default	98
8.03 Application of Funds	98
ARTICLE IX. ADMINISTRATIVE AGENT	100
9.01 Appointment and Authority	100
9.02 Rights as a Lender	100
9.03 Exculpatory Provisions	101
Credit Agreement

9.04 Reliance by Administrative Agent	102
9.05 Delegation of Duties	102
9.06 Resignation of Administrative Agent	102
9.07 Non-Reliance on Administrative Agent and Other Lenders	103
9.08 No Other Duties, Etc	103
9.09 Administrative Agent May File Proofs of Claim	103
9.10 Collateral and Guaranty Matters	104
9.11 Secured Cash Management Agreements and Secured Hedge Agreements	105
9.12 United States Citizen	105
ARTICLE X. MISCELLANEOUS	105
10.01 Amendments, Etc	105
10.02 Notices; Effectiveness; Electronic Communication	108
10.03 No Waiver; Cumulative Remedies; Enforcement	110
10.04 Expenses; Indemnity; Damage Waiver	110
10.05 Payments Set Aside	112
10.06 Successors and Assigns	113
10.07 Treatment of Certain Information; Confidentiality	116
10.08 Right of Setoff	117
10.09 Interest Rate Limitation	118
10.10 Counterparts; Integration; Effectiveness	118
10.11 Survival of Representations and Warranties	118
10.12 Severability	118
10.13 Replacement of Lenders	119
10.14 Governing Law; Jurisdiction; Etc	119
10.15 Waiver of Jury Trial	120
10.16 No Advisory or Fiduciary Responsibility	121
10.17 Electronic Execution of Assignments and Certain Other Documents	121
10.18 USA PATRIOT Act	121
10.19 Judgment Currency	122
10.20 ENTIRE AGREEMENT	122
SIGNATURES	S-1
Credit Agreement

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Account Debtors
2.01	Commitments and Applicable Percentages
5.02	Consents, Authorizations, Filings and Notices
5.04	Litigation
5.07	Specified Rigs
5.14	Subsidiaries; Other Equity Investments
5.16	Environmental Matters
5.18	UCC Filing Jurisdiction; United States Coast Guard Filing
7.01(f)	Existing Liens
7.03(d)	Existing Indebtedness
7.05(j)	Permitted Dispositions
10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Form of
A	Committed Loan Notice
B	Borrowing Base Certificate
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Subsidiary Guaranty
G	Irrevocable Proxy, Pledge and Security Agreement
H	First Preferred Fleet Mortgage
I-1	Form of Opinion — Counsel to Loan Parties
I-2	Form of Opinion — General Counsel to Loan Parties
Credit Agreement

v

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of May 15, 2008, among PARKER DRILLING COMPANY, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer, LEHMAN COMMERCIAL PAPER INC., as Syndication Agent, and ABN AMRO BANK N.V., as Documentation Agent.
PRELIMINARY STATEMENTS:
     The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Accounts” means accounts receivable of the Borrower or any of its Subsidiaries arising out of the sales or leasing of goods or services made by the Borrower or any of its Subsidiaries in the ordinary course of business.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
     “Advance Rate” means at any time, the applicable percentage set forth in clause (a)(i), (a)(ii) or (a)(iii) of the definition of “Borrowing Base” or such other percentage as may become effective in lieu of such applicable percentage in accordance with paragraph (b) or (c) of such definition.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
Credit Agreement

     “Agents” means, collectively, the Administrative Agent, the Syndication Agent, and the Documentation Agent.
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Agreement” means this Credit Agreement.
     “Alternative Currency” means each currency (other than Dollars) that is approved in accordance with Section 1.06.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or an L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
     “Applicable Fee Rate” means, at any time, in respect of the Revolving Credit Facility and the Term Loan Facility, 0.50% per annum.
     “Applicable Percentage” means (a) in respect or the Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) at any time during the Availability Period in respect of such Facility, such Term Loan Lender’s Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Term Loan Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the such Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means (a) in respect to the Term loan Facility, 2.25% per annum for Base Rate Loans and 3.25% per annum for Eurodollar Rate Loans, and (b) in respect of the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending June 30, 2008, 1.75% per annum for Base Rate Loans and 2.75% per annum for Eurodollar Rate Loans, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):
Credit Agreement

Applicable Rate
		Eurodollar Rate
	Consolidated Leverage	Loans and Letters
Pricing Level	Ratio	of Credit	Base Rate Loans
1	< 2.50:1	2.75%	1.75%
2	≥ 2.50:1 but < 3.50:1	3.00%	2.00%
3	≥ 3.50:1	3.25%	2.25%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
     Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
     “Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
     “Appropriate Lender” means, at any time, (a) with respect to any of the Term Loan Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
Credit Agreement

     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for each of the fiscal years ended on December 31, 2006 and December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of the Borrower and its Subsidiaries, including the notes thereto.
     “Availability Period” means (a) in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02 and (b) in respect of the Term Loan Facility, the period from and including the Closing Date to the earliest of (i) the date that falls six months after the Closing Date, (ii) the Maturity Date for the Term Loan Facility, and (iii) the date of termination of the commitments of the respective Term Loan Lenders to make Term Loans pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Bank Products Reserves” means at any time, reserves in respect of Secured Hedge Agreements and Secured Cash Management Agreements then provided and outstanding, including, without limitation, the reserves established by the Administrative Agent pursuant to Section 2.04(b).
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Revolving Credit Loan or Term Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
Credit Agreement

     “Borrowing” means a Revolving Credit Borrowing or a Term Loan Borrowing, as the context may require.
     “Borrowing Base” means (a) Subject to paragraphs (b) and (c) below, at any time, the amount equal at such time to:
     (i) eighty-five percent (85%) of the aggregate Net Amount of Eligible Accounts Receivable, plus
     (ii) the Net Book Value of the Eligible Rental Equipment multiplied by the lesser of (A) the Equipment OLV Percentage and (B) one hundred percent (100%), plus
     (iii) fifty percent (50%) of the Net Specified Rigs OLV, minus
     (iv) the amount of any reserves established by the Administrative Agent pursuant to paragraph (b) below.
Notwithstanding the foregoing, in no event shall more than eighty percent (80%) of the amount of the Borrowing Base consist of Eligible Rental Equipment and Eligible Specified Rigs in reliance on clauses (a)(ii) and (a)(iii) above.
     (b) The Administrative Agent at any time in the exercise of its Permitted Discretion shall be entitled to (i) establish and increase or decrease reserves against Eligible Accounts Receivable, Eligible Rental Equipment, and Eligible Specified Rigs, (ii) establish and increase or decrease Bank Products Reserves, (iii) reduce the Advance Rates to be applied under clauses (a)(i), (a)(ii) and (a)(iii) above to a level below the rates stated therein or (following any such reduction or following any increase in such Advance Rates pursuant to paragraph (c) below) restore such Advance Rates to any level equal to or below the Advance Rates stated in clauses (a)(i), (a)(ii) and (a)(iii) above, (iv) impose additional restrictions (or eliminate any such additional restrictions) to the standards of eligibility set forth in the respective definitions of “Eligible Accounts Receivable”, “Eligible Rental Equipment” and “Eligible Specified Rigs,” (v) establish and increase or decrease a reserve in the amount of interest payable by the Borrower under the Agreement on Loans and drawings under Letters of Credit, including, without limitation, in order to protect each L/C Issuer issuing Letters of Credit in an Alternative Currency against the results of exchange rate fluctuations arising with respect to such Letters of Credit and (vi) adjust the Borrowing Base upon the occurrence of Casualty Events in accordance with Section 2.04(c).
     (c) The Administrative Agent at any time in the exercise of its Permitted Discretion shall be entitled, with the consent of all Lenders, to increase the Advance Rates to a level above the rates stated in clauses (a)(i), (a)(ii) and (a)(iii) above.
     “Borrowing Base Certificate” means a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit B.
     “Borrowing Base Collateral” means the Accounts, Quail Rental Assets and the Specified Rigs.
Credit Agreement

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” means any of the following types of Investments:
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
     (b) time deposits, Euro time deposits or overnight bank deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;
     (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;
     (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government;
     (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;
Credit Agreement

     (f) securities with maturities of 180 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;
     (g) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition; and
     (h) shares of the Columbia Cash Reserves fund for which an affiliate of Bank of America, N.A. provides investment advisory services.
     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement and (b) any Lender or Affiliate of a Lender that is party to a Cash Management Agreement with the Borrower or one of its Subsidiaries as of the Closing Date or the date that such Person or such Person’s Affiliate becomes a Lender hereunder.
     “Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property or asset of the Borrower or any of its Material Subsidiaries in which the fair market value of the loss of such Property shall be in excess of $5,000,000 (or its equivalent in other currencies).
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to
Credit Agreement

vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) a “Change of Control”, or like event, as defined in any of the Indentures, shall have occurred.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Co-Arrangers” means Banc of America Securities LLC and Lehman Brothers Inc., each in its capacity as a joint lead arranger and joint book manager.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all of the “Collateral” and “Vessels” referred to in the Collateral Documents and all of the other Property of the Loan Parties, now owned or hereafter acquired, that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the supplements to any of the foregoing, the Lockbox Agreements, the Control Agreements, mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.09, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.
Credit Agreement

     “Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Compliance Certificate” means a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit D.
     “Concentration Account” means one or more bank accounts maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, into which proceeds of Collateral shall be transferred from other accounts maintained by the Borrower and the Subsidiary Guarantors, in the event that the Administrative Agent requires such transfer during the existence of an Event of Default.
     “Consolidated EBITDA” means, at any date of determination, for any period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts, and other fees and charges associated with Indebtedness for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) other extraordinary, unusual or non-recurring expenses or losses of the Borrower and its Subsidiaries reducing such Consolidated Net Income (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), to the extent such additions are found to be acceptable by the Administrative Agent, acting reasonably, and (vi) other non-cash charges and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), to the extent such deductions are found to be acceptable by the Administrative Agent, acting reasonably, (iii) any other non-cash income, all as determined on a consolidated basis and (iv) the amount of any cash expenditures during such period in respect of items that were added as non-cash charges in determining Consolidated EBITDA for a prior period.
     “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of total interest expense (including that attributable under Capitalized Leases) for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Borrower or its Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
Credit Agreement

     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.
     “Consolidated Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the consolidated net income (or loss) of the Borrower and its Subsidiaries for that period; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Consolidated Senior Secured Debt” means all Consolidated Total Debt that is secured by a Lien on any Property.
     “Consolidated Senior Secured Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period and the Consolidated EBITDA of any Person Disposed of
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by the Borrower or its Subsidiaries during such period shall be included or excluded, as applicable, as provided in the proviso set forth in the definition of Consolidated Leverage Ratio.
     “Consolidated Total Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries as of such date (other than Indebtedness of the type described in clause (f) of the definition of “Indebtedness”), determined on a consolidated basis in accordance with GAAP.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Agreement” means in respect of each deposit account, securities account, lockbox account, concentration account, collection account or disbursement account, in each case other than any Immaterial Account, in the United States existing and maintained for any Loan Party as of the Closing Date and each account identified to the Administrative Agent pursuant to Section 6.11(a), a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, pursuant to which (a) the Borrower or the Subsidiary Guarantor, as the case may be, that is the owner of such account irrevocably instructs the bank or securities intermediary that maintains such account that such bank or securities intermediary shall follow the instructions or entitlement orders, as the case may be, of the Administrative Agent without further consent of the Borrower or such Subsidiary Guarantor and (b) the Administrative Agent agrees that it will not give any instructions or entitlement orders, as the case may be, in respect of such account unless an Event of Default has occurred and is continuing. Each Control Agreement shall contain such other terms as shall be customary for agreements of such type.
     “Convertible Notes” means the $125,000,000 aggregate principal amount of convertible notes of the Borrower issued pursuant to the Convertible Notes Indenture.
     “Convertible Notes Indenture” means the Indenture, dated as of July 5, 2007, in respect of the Convertible Notes, together with all instruments and other agreements entered into by the Borrower or its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.07.
     “Cost” means in respect of any Quail Rental Assets, the net cost of such Quail Rental Assets to Quail Tools after all cash and other discounts or other allowances which may be allowed or taken by Quail Tools against the purchase price of such Quail Rental Assets.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
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     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Loan Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Derivatives Counterparty” has the meaning specified in Section 7.06.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Documentation Agent” means ABN AMRO Bank N.V. in its capacity as documentation agent under any of the Loan Documents, or any successor documentation agent.
     “Dollar” and “$” mean lawful money of the United States.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
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     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Eligible Accounts Receivable” means Accounts of the Borrower and the Subsidiary Guarantors payable in Dollars. In determining the amount to be so included, the face amount of such Accounts shall exclude any such Accounts that the Administrative Agent determines to be ineligible pursuant to the definition of the term “Borrowing Base”. Unless otherwise approved in writing by the Administrative Agent, no Account of the Borrower or its Subsidiaries shall be deemed to be an Eligible Account Receivable if:
     (a) it arises out of a sale made by such Borrower or any of its Subsidiaries to an Affiliate; or
     (b) (i) in the case of any Account due from an account debtor other than a Qualified Account Debtor, the Account is unpaid more than (A) 60 days after the original payment due date and/or (B) 90 days after the original invoice date and (ii) in the case of Accounts due from account debtors whose long-term unsecured debt obligations are rated at least A by Moody’s or A2 by S&P (each, a “Qualified Account Debtor”), the Account is unpaid more than (A) 90 days after the original payment due date and/or (B) 120 days after the original invoice date; or
     (c) it is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (and any Affiliate thereof) are ineligible pursuant to clause (b) above; or
     (d) the Account, when aggregated with all other Accounts of such account debtor (and any Affiliate thereof), exceeds ten percent (10%) in face value of all Accounts of the Borrower and its Subsidiaries combined then outstanding, to the extent of such excess, provided, to the extent that such Accounts are otherwise deemed to be an Eligible Account Receivable, that (i) Accounts supported or secured by an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent, issued by a financial institution satisfactory to the Administrative Agent, and duly transferred to the Administrative Agent (together with sufficient documentation to permit direct draws by the Administrative Agent) shall be excluded to the extent of the face amount of such letter of credit for the purposes of such calculation and (ii) with respect to the account debtors listed on Schedule 1.01(b) attached hereto, the percentage referred to above shall be deemed to be the percentage set forth on such Schedule opposite the name of such account debtor; or
     (e) (i) the account debtor is also a creditor of the Borrower or such Subsidiary, (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to the Borrower or such Subsidiary, which has not been resolved or (iii) the Account otherwise is or may reasonably be expected to become subject to any right of setoff by the account debtor or with respect to which any other claim, counterclaim, chargeback, rebate, allowance or offset has been asserted; provided that any Account deemed
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ineligible pursuant to this clause (e) shall only be ineligible to the extent of the amount owed by the Borrower or such Subsidiary to the account debtor, the amount of such dispute or claim, or the amount of such setoff, other claim, counterclaim, chargeback, rebate, allowance or offset, as applicable; or
     (f) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an “Act of Bankruptcy”), unless the payment of Accounts from such account debtor is secured by assets of, or guaranteed by, in either case in a manner satisfactory to the Administrative Agent, a Person with respect to which an Act of Bankruptcy has not occurred and that is acceptable to the Administrative Agent or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, the Administrative Agent shall have determined that the timely payment and collection of such Account will not be impaired; or
     (g) the sale is to an account debtor outside of the United States, Canada or Puerto Rico, unless such account debtor has supplied the Borrower or such Subsidiary with an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent, issued by a financial institution satisfactory to the Administrative Agent and which has been duly transferred to the Administrative Agent (together with sufficient documentation to permit direct draws by the Administrative Agent); or
     (h) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or
     (i) the Administrative Agent determines in its Permitted Discretion that collection of such Account is insecure or that such Account may not be paid by reason of the account debtor’s financial inability to pay; or
     (j) the account debtor is the United States of America, any State or any political subdivision, department, agency or instrumentality thereof, unless the Borrower or such Subsidiary duly assigns its rights to payment of such Account to the Agent pursuant to the Collateral Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq.) or complies with any similar State or local law as Agent shall require; or
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     (k) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Account have not been performed by the Borrower or such Subsidiary and accepted by the account debtor or the Account otherwise does not represent a final sale (except to the extent that such Account arises from a leasing transaction); or
     (l) any documentation relating to the Account does not comply with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or
     (m) the Administrative Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform to the representations and warranties contained in the Credit Agreement, any Collateral Document or any of the other Loan Documents; or
     (n) the Accounts are subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor; provided, that any Account deemed ineligible pursuant to this clause (n) shall only be ineligible to the extent of the amount of any such deposit, payment or other similar advance; or
     (o) the Accounts are evidenced by or arise under any instrument or chattel paper unless such instruments or chattel paper have been pledged to the Administrative Agent containing such endorsement as the Administrative Agent shall require; or
     (p) the account debtor has a presence in a State requiring the filing of Notice of Business Activities Report or similar report in order to permit the Borrower or such Subsidiary to seek judicial enforcement in such State of payment of such Account unless the Borrower or such Subsidiary has qualified to do business in such State or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or
     (q) the Account arises from progress billings or other billing arrangements such that the obligation of the account debtor with respect to such Account is conditioned upon the Borrower’s or such Subsidiary’s satisfactory completion of any further performance under the agreement giving rise thereto; or
     (r) the Account is deemed by the Administrative Agent in its Permitted Discretion to be otherwise ineligible for inclusion in the calculation of the Borrowing Base.
     “Eligible Rental Equipment” means the Rental Equipment of Quail Tools. Unless otherwise approved in writing by the Administrative Agent, no Rental Equipment shall be Eligible Rental Equipment unless: (i) it is owned solely by Quail Tools and Quail Tools has good, valid and marketable title thereto; (ii) it is at all times subject to the Administrative Agent’s valid and duly perfected first priority security interest granted pursuant to the Security
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Agreement and no other Lien (other than (x) any Permitted Liens referred to in Section 7.01(a) or (y) any landlord’s Lien unless a rent reserve with respect to the relevant leased property has been deducted from the Borrowing Base in accordance with clause (ii) of the following sentence); (iii) Quail Tools shall at all times have title to such Rental Equipment and shall have the ability to direct the disposition thereof (subject only to the rights of any lessee under any lease in effect with respect to such Rental Equipment) and it is not located outside the continental United States, the Gulf of Mexico waters subject to state or Federal jurisdiction and Canada; (iv) it is not obsolete, unmerchantable or slow moving, as determined by the Administrative Agent in its reasonable credit judgment; and (v) it conforms in all respects to the warranties and representations set forth in the Credit Agreement. In no event shall (i) any Rental Equipment held under a Vendor Lease, (ii) any Rental Equipment held at a leased property (other than Rental Equipment on active lease located at customer locations in the ordinary course of business) unless a landlord lien waiver satisfactory in all respects to the Administrative Agent has been obtained with respect thereto (or, if no landlord lien waiver has been obtained, a rent reserve equal to three months rent on such leased property has, if elected by the Administrative Agent in its sole discretion, been deducted from the Borrowing Base) and (iii) any Rental Equipment otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion, constitute Eligible Rental Equipment.
     “Eligible Specified Rigs” means the Specified Rigs of the Borrower and Subsidiary Guarantors. Unless otherwise approved in writing by the Administrative Agent, no Specified Rigs shall be an Eligible Specified Rig unless: (i) it is owned solely by the Borrower or another Loan Party and such Loan Party has good, valid and marketable title thereto; (ii) it is at all times subject to the Administrative Agent’s valid and duly perfected first priority Lien granted pursuant to the Mortgages and no other Lien (other than any Permitted Liens referred to in Section 7.01(a) or Section 7.01(n); (iii) a Loan Party shall at all times have title to such Specified Rig and shall have the ability to direct the disposition thereof (subject only to the rights of any charteree under any charter in effect with respect to such Specified Rig) and it is not located outside the continental United States or the Gulf of Mexico waters subject to state or Federal jurisdiction; (iv) it is not obsolete, as determined by the Administrative Agent in its reasonable credit judgment; and (v) it conforms in all respects to the warranties and representations set forth in the Credit Agreement and applicable Mortgage and is fully insured in the manner required by the Credit Agreement and applicable Mortgage. In no event shall any Specified Rig otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion, constitute Eligible Specified Rigs.
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including
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those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equipment OLV Percentage” means at any time, the percentage equal to (i) the Net Equipment OLV of the Quail Rental Assets as of the date of the then most recent appraisal of the Quail Rental Assets divided by the Net Book Value of the Quail Rental Assets as of such date, multiplied by (ii) 50%.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any
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liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage
     Where,
     “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Eurodollar Rate Loan” means a Revolving Credit Loan or Term Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Subsidiaries” means: (a) Parker Drilling Investment Company, an Oklahoma corporation, (b) PKD Sales Corporation, an Oklahoma corporation, (c) any Foreign Subsidiary and (d) any Domestic Subsidiary owned by any Foreign Subsidiary; provided, that a Subsidiary
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shall cease to be an Excluded Subsidiary if either (y) it provides a guaranty of the obligations under any Indenture or (z) in the case of each of Parker Drilling Investment Company and PKD Sales Corporation, it ceases to be an “Unrestricted Subsidiary” under the Indentures.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).
     “Existing Credit Agreement” means that certain $60,000,000 Amended and Restated Credit Agreement, dated as of September 20, 2007 among the Borrower, Lehman Brothers Inc., as sole advisor, sole lead arranger and sole bookrunner, Bank of America, as syndication agent, Lehman Commercial Paper Inc., as administrative agent, and a syndicate of lenders.
     “Existing L/C Issuer” means each issuer of the Existing Letters of Credit.
     “Existing Letters of Credit” means each letter of credit described in Schedule 1.01(a) attached hereto.
     “Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
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     “Fee Letter” means the letter agreement, dated April 18, 2008, among the Borrower, the Administrative Agent and Banc of America Securities Inc.
     “Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).
     “Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Plan” has the meaning specified in Section 5.12(d).
     “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or
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other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to, or could give rise to liability under, any Environmental Law.
     “Hedge Bank” means (a) any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract and (b) any Lender or Affiliate of a Lender that is party to a Swap Contract with the Borrower or one of its Subsidiaries as of the Closing Date or the date that such Person or such Person’s Affiliate becomes a Lender hereunder.
     “High Strikes Agreements” has the meaning specified in Schedule 5.14.
     “Identified Additional Material Subsidiary” means each of the following Subsidiaries of the Borrower: (a) Anachoreta, Inc., a Nevada corporation, (b) Parker Drilling Company North America, Inc., a Nevada corporation, (c) Parker Drilling Company of Niger, an Oklahoma corporation, (d) Parker Drilling Company of Oklahoma, Incorporated, an Oklahoma corporation, (e) Parker Drilling Company of South America, Inc., an Oklahoma corporation, (f) Parker Technology, L.L.C., a Louisiana limited liability company, and (g) Parker-VSE, Inc., a Nevada corporation.
     “Immaterial Account” means any account in which the aggregate amount on deposit (or, in the case of any securities account, the total fair market value of all securities held in such account) does not at any time exceed $25,000.
     “Immaterial Subsidiary” means any Subsidiary designated by the Borrower, by written notice to the Administrative Agent, as an “Immaterial Subsidiary”; provided, that (a) no Subsidiary may be so designated unless such Subsidiary (i) had assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding $1,000,000 and (ii) had Consolidated Net Income not exceeding $1,000,000 for such fiscal year and (b) any Subsidiary shall automatically cease to be an Immaterial Subsidiary if at the end of any subsequent fiscal year such Subsidiary would not meet the requirements set forth in the foregoing clause (a).
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     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money;
     (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business);
     (c) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;
     (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);
     (e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
     (f) the maximum amount of all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities;
     (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire, defease or otherwise acquire for value (other than through the issuance of common stock of such Person) any Equity Interest in such Person or any other Person, other than any such obligations the payment of which would be permitted by Section 7.06(c) or (d);
     (h) all Guarantees of such Person in respect of any of the foregoing;
     (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and
     (j) for purposes of Section 8.01(e) only, net obligations of such Person under any Swap Contract.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
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     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Indentures” means the collective reference to the Convertible Notes Indenture and the Senior Notes Indenture.
     “Information” has the meaning specified in Section 10.07.
     “Initial Appraisal Report” means, collectively, (a) a satisfactory independent collateral appraisal of the assets of Quail Tools prepared during the twelve-month period ending on the Closing Date, including in connection with the Existing Credit Agreement and (b) a satisfactory independent collateral appraisal of the Specified Rigs prepared during the three-month period ending on the Closing Date, in each case, prepared by a third-party collateral appraiser reasonably acceptable to the Administrative Agent in its sole discretion.
     “Initial Projections” has the meaning specified in Section 4.01(a)(xii).
     “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
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     (iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including by way of Guarantee or otherwise), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage. All L/C Advances shall be denominated in Dollars.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means (a) in respect of the Existing Letters of Credit only, each Existing L/C Issuer; (b) in respect of each Letter of Credit issued hereunder on or after the Closing Date, Bank of America in its capacity as issuer of Letters of Credit hereunder, (c) any Lender from time to time designated by the Borrower as an L/C Issuer with the consent of such Lender and the Administrative Agent, or (d) any successor issuer of Letters of Credit hereunder.
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     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall be deemed to include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, the Collateral Documents, the Fee Letter and each Issuer Document.
     “Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor; provided, however, that solely for purposes of Section 4.01, “Loan Party” shall exclude each Identified Additional Material Subsidiary.
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     “Lockbox Agreement” means in respect of each lockbox account, and related lockbox and collection account, an agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, pursuant to which the bank that maintains such account and the Borrower or the Subsidiary Guarantor, as the case may be, that is the named owner of such account shall agree with the Administrative Agent (a) that such lockbox and accounts shall be used solely for the collection and deposit of proceeds of Collateral, (b) that, upon notice from the Administrative Agent, such bank shall transfer at the end of each business day all collected funds in any such account to a Concentration Account and (c) the Administrative Agent agrees that it will not give the notice described in the foregoing clause (b) unless an Event of Default has occurred and is continuing. Each Lockbox Agreement shall contain such other terms as shall be customary for agreements of such type.
     “Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have (a) a material adverse effect upon the business, assets, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity or enforceability against any Loan Party of any material provision of any Loan Document to which it is a party.
     “Material Subsidiary” means each Domestic Subsidiary that is not an Immaterial Subsidiary.
     “Maturity Date” means with respect to each Facility, May 14, 2013; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage” has the meaning specified in Section 4.01(a)(iv).
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Amount” means with respect to any Account at any time, the face amount of such Account on any date less (to the extent not otherwise deducted pursuant to the definition of “Eligible Account”) any and all returns, rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or taxes (including any sales, excise or other taxes) at any time issued, owing, claimed by any account debtor, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Account at such time.
     “Net Book Value” means (i) Cost minus (ii) accumulated depreciation calculated (A) in accordance with GAAP and (B) consistently with the Quail Tools’ accounting practices as of the Closing Date.
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     “Net Cash Proceeds” means, in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “Net Equipment OLV” means, as reasonably determined by the Administrative Agent in good faith based on the Initial Appraisal Report or the most recent appraisal conducted pursuant to Section 6.12, the Value of the Eligible Rental Equipment that is estimated to be recoverable in an orderly liquidation of such Equipment (less applicable freight and duty charges, if any), net of liquidation expenses.
     “Net Loss Proceeds” means, in connection with any Casualty Event, all insurance proceeds or other amounts actually received, less any deductibles applied or to be paid and any costs and expenses incurred in the collection thereof.
     “Net Specified Rigs OLV” means as reasonably determined by the Administrative Agent in good faith based upon the Initial Appraisal Report or the most recent appraisal conducted pursuant to Section 6.12, as applicable, the value of the Eligible Specified Rigs that is estimated to be recoverable in an orderly liquidation of such Eligible Specified Rigs (less applicable freight and duty charges, if any), net of estimated liquidation expenses.
     “Note” means a Term Note or a Revolving Credit Note, as the context may require.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that (a) obligations of the Borrower or any Subsidiary under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under the Secured Cash Management Agreements and Secured Hedge Agreements.
     “Ordinary Course of Business” means with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the
Credit Agreement

certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to Term Loans and Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans and Revolving Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “Paying Subsidiary” has the meaning specified in Section 7.06(a).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Discretion” means the Administrative Agent’s judgment exercised in good faith based upon its consideration of any factor which the Administrative Agent believes in good faith: (a) will or reasonably could be expected to adversely affect the value of the Borrowing Base Collateral, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Administrative Agent, the Lenders or any L/C Issuer would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) suggests that any collateral report of financial information delivered to the Administrative Agent by any Person, with respect to the Borrowing Base Collateral is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving
Credit Agreement

the Borrower or any Subsidiary of the Borrower or any of the Borrowing Base Collateral; or (d) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable, Eligible Rental Equipment or Eligible Specified Rigs, as well as any of the following: (i) the changes in collection history and dilution with respect to the Accounts; (ii) changes in demand for, pricing of, or product mix of Rental Equipment or Specified Rigs; (iii) changes in any concentration of risk with respect to the Borrower’s or any of its Subsidiaries’ Accounts, Rental Equipment or Specified Rigs; and (iv) any other factors that change in any material respect the credit risk of lending to the Borrower on the security of the Borrower’s or any of its Subsidiaries Accounts, Rental Equipment or Specified Rigs. The burden of establishing lack of good faith hereunder shall be on the Borrower.
     “Permitted Liens” means any Liens permitted by subsections (a), (b), (c), (d), (e) and (n) of Section 7.01.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.
     “Pledged Debt” has the meaning specified in the Security Agreement.
     “Pledged Equity” has the meaning specified in the Security Agreement.
     “Projections” has the meaning specified in Section 6.02(c) and includes the Initial Projections.
     “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
     “Public Lender” has the meaning specified in Section 6.02.
     “Quail Rental Assets” means all Rental Equipment owned by Quail Tools.
     “Quail Tools” means Quail Tools, L.P. an Oklahoma limited partnership.
     “Refinancing Debt” means any Indebtedness permitted by clause (ii) of Section 7.03(d).
     “Register” has the meaning specified in Section 10.06(c).
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     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Rental Equipment” means Inventory (as defined in the UCC) which is of a type offered for lease in the Ordinary Course of Business as conducted on the Closing Date.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
     “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
     “Required Term Loan Lenders” means, as of any date of determination, Term Loan Lenders holding more than 50% of the Term Loan Facility on such date; provided that the portion of the Term Loan Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.
     “Requirement of Law” means as to any Person, the Organization Documents of such Person, and any Law or determination of an arbitrator, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, or controller of a Loan Party, but in any event, with respect to financial matters, the chief financial officer of such Loan Party and, in the case of monthly financial statements and related Compliance Certificates, the controller or the treasurer of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
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     “Restricted Payment” has the meaning specified in Section 7.06.
     “Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (d) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
     “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
     “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
     “Revolving Credit Loan” has the meaning specified in Section 2.01(c).
     “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
     “Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
     “Secured Parties” means, collectively, the Administrative Agent, each other Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-
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agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
     “Security Agreement” has the meaning specified in Section 4.01(a)(iii).
     “Security Agreement Supplement” has the meaning specified in the Security Agreement.
     “Senior Notes” means the $225,000,000 aggregate principal amount of senior unsecured notes of the Borrower issued pursuant to the Senior Notes Indenture.
     “Senior Notes Indenture” means that certain Indenture, dated as of October 10, 2003, in respect of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.07.
     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Specified Personal Property” means any Property of a type in which a Lien is purported to be granted pursuant to the Security Agreement or Mortgage.
     “Specified Rigs” means each of the barge rigs, other than workover rigs and those that are not capable of drilling to depths of 15,000 feet or more, as located and operating in the continental United States or the Gulf of Mexico waters subject to state or Federal jurisdiction, and owned by the Borrower or any Subsidiary Guarantor described in Schedule 5.07 and each such other barge rig acquired after the Closing Date and made subject to a Mortgage pursuant to Section 6.09.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the relevant L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the relevant L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the relevant L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such
Credit Agreement

currency; and provided further that the relevant L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Guarantors” means, collectively, (a) each Material Subsidiary of the Borrower other than any Excluded Subsidiary and (b) Quail USA, LLC.
     “Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.09.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
Credit Agreement

     “Syndication Agent” means Lehman Commercial Paper Inc. in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan” means an advance made by any Term Loan Lender under the Term Loan Facility.
     “Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01(a).
     “Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Term Loan Facility” means, at any time, (a) at any time during the Availability Period in respect of such Facility, the sum of (i) the aggregate amount of the Term Loan Commitments at such time and (ii) the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding at such time.
     “Term Loan Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
     “Term Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing Term Loans made by such Term Loan Lender, substantially in the form of Exhibit C-1.
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     “Threshold Amount” means $10,000,000.
     “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Value” means with reference to the value of the Rental Equipment, value determined on the basis of the lower of cost or market of such Rental Equipment in accordance with GAAP, with the cost thereof calculated on a first-in, first-out basis determined in accordance with GAAP.
     “Vendor Lease” means a lease pursuant to which Goods (as defined in the UCC) are leased from a Vendor Lessor, whether or not such lease constitutes an operating or a capital lease under GAAP and whether or not such lease constitutes a true lease or a secured transaction under the UCC or any other Requirement of Law.
     “Vendor Lessor” means a Person who leases Goods (as defined in the UCC) to another Person pursuant to a Vendor Lease.
     “Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
     “Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
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     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required
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Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the relevant L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the relevant L/C Issuer, as applicable.
     (b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the relevant L/C Issuer, as the case may be.
     1.06 Alternative Currencies. (a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuers.
     (b) Any such request shall be made to the Administrative Agent not later than 10:00 a.m., 20 Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuers, in their sole discretion). In the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each L/C Issuer thereof. Each L/C Issuer shall notify the Administrative Agent, not later than 10:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.
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     (c) Any failure by an L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and any L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.
     1.07 Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
     1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
     1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
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ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 The Loans.
     (a) The Term Loan Borrowing. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make up to two loans to the Borrower from time to time, on any Business Day during the Availability Period for the Term Loan Facility, in an aggregate amount not to exceed such Term Loan Lender’s Term Loan Commitment; provided, however, that each Term Loan Borrowing shall be in a minimum principal amount of $20,000,000 or, if less, the entire remaining aggregate amount of the Term Loan Commitments at such time and provided further, after giving effect to any Term Loan Borrowing, the Total Outstandings shall not exceed the Borrowing Base then in effect. Each Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Loan Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     (b) The Revolving Credit Borrowing. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; and (iii) the Total Outstandings shall not exceed the Borrowing Base then in effect. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Term Loan Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be
Credit Agreement

in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Term Loan Borrowing or Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Term Loan Lenders, and no Revolving Credit Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders.
Credit Agreement

     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     After giving effect to all Term Loan Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Term Loans. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Revolving Credit Facility.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the Total Outstandings shall not exceed the Borrowing Base then in effect. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) No L/C Issuer shall issue any Letter of Credit if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance
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or last extension, unless the Required Revolving Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
     (iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000, in the case of a commercial Letter of Credit ,or $25,000, in the case of a standby Letter of Credit;
     (D) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
     (E) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
     (F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (G) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into satisfactory arrangements with the Borrower of such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.
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     (iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.
Credit Agreement

     (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
Credit Agreement

     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 10:00 a.m. on the date of any payment by any L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by any L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent, who shall then promptly notify each Revolving Credit Lender, of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.
Credit Agreement

     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.
     (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse each L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant
Credit Agreement

L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of any L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Revolving Credit Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
Credit Agreement

     (iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly, but in an any event, within 48 hours of receipt of such copy, notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of the L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the
Credit Agreement

terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral.
     (i) Upon the request of the Administrative Agent, (A) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.
     (ii) The Administrative Agent may, with respect to outstanding Letters of Credit issued in an Alternative Currency, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
     (iii) Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America. Reasonable interest shall accrue on any such cash deposit, which accrued interest shall be for the account of the Borrower, subject to this Agreement. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such
Credit Agreement

agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 0.125 of 1% times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (A) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Letter of Credit Fee is not paid when due, all such overdue Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit or any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate and on terms separately agreed between the Borrower and the applicable L/C Issuer (including, without limitation, as to the time of payment of such fee), and (ii) with respect to each standby Letter of Credit, at the rate per annum agreed upon from time to time between the Borrower and such L/C Issuer (which in the case of Bank of America as L/C Issuer shall be the rate specified in the Fee Letter), computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee for each standby Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
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     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
     2.04 Borrowing Base Calculations; Inclusion of Assets in Borrowing Base. (a) At any time when the Total Outstandings equal or exceed $50,000,000, based on the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent, the Administrative Agent shall in its good faith credit judgment determine which Accounts, Rental Equipment and Specified Rigs shall be “Eligible Accounts”, “Eligible Rental Equipment,” and “Eligible Specified Rigs”, respectively, for purposes of this Agreement, utilizing the criteria set forth in the definitions for such terms set forth in Section 1.01.
     (b) Concurrently with delivery by the Borrower to the Administrative Agent of (i) any notice designating any Swap Contract as a “Secured Hedge Agreement” and (ii) any Borrowing Base Certificate, the Borrower will deliver to the Administrative Agent a report from the relevant counterparty setting forth the Swap Termination Value of such Swap Contract, determined in accordance with procedures customary in the relevant market. The Administrative Agent will calculate from time to time the net amount of the Swap Termination Values of all Secured Hedge Agreements on the basis of such counterparty report, and if such net amount is unfavorable to the Borrower (i.e., the Borrower would owe a net amount under all Secured Hedge Agreements if all Specified Hedge Agreements were terminated on such date), the Administrative Agent may, and at the request of the Required Lenders, will, establish a reserve for purposes of calculating the Borrowing Base pursuant to the definition thereof set forth in Section 1.01 in an amount equal to such net unfavorable amount, and will maintain such reserve until the next determination by the Administrative Agent pursuant to this paragraph.
     (c) During any period when the Applicable Rate is Pricing Level 3, in the event that a Casualty Event has occurred related to any Borrowing Base Collateral, to the extent the Net Loss Proceeds received by the Borrower or any Loan Party with respect to such Casualty Event exceed $5,000,000 and have not been applied or budgeted to be applied to repair, restore or replace the Property affected by such Casualty Event within the earlier of 90 days after the occurrence thereof and 30 days after the receipt of such Net Loss Proceeds, the Administrative Agent, in the exercise of its Permitted Discretion may, and at the request of the Required Lenders shall, reduce the Borrowing Base based upon its review of such Casualty Event; provided that the Borrowing Base shall not be reduced by an amount greater than (i) the lesser of (A) 100% of such Net Loss Proceeds and (B) the Net Specified Rigs OLV or Net Book Value, as applicable, for the affected Borrowing Base Collateral, or (ii) in the case of a total loss or taking of such Collateral, the Net Specified Rigs OLV or Net Book Value, as applicable, for the affected Borrowing Base Collateral (in either case, the “Casualty Adjustment Amount”); and provided further that if the Borrowing Base is reduced pursuant to this section, the Borrowing Base shall be increased by the corresponding Casualty Adjustment Amount or other applicable amount determined in accordance with the definition of “Borrowing Base” upon the repair or
Credit Agreement

replacement of such Borrowing Base Collateral through the application of such Net Loss Proceeds (or an equivalent amount of other funds).
     2.05 Prepayments. (a) Optional. Subject to the last sentence of this Section 2.05(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Term Loan Facility pursuant to this Section 2.05(a) during the period from the Closing Date through the date ten Business Days thereafter.
     (b) Mandatory. (i) If for any reason the Total Outstandings at any time exceed the lesser of the Borrowing Base at such time and the Aggregate Commitments at such time, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess. If such Borrowing Base deficiency occurs as a result of a reduction in the Borrowing Base pursuant to Section 2.04(c) as a result of a Casualty Event, the Borrower shall utilize the Net Loss Proceeds of such Casualty Event, when received, to take the action described in the preceding sentence. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
     (ii) Each prepayment of Loans pursuant to the foregoing Section 2.05(b)(i) shall be applied, first, ratably to the principal repayment installments of the Term Loan Facility on a pro-rata basis and, second, to the Revolving Credit Facility in the following manner: first, ratably to the L/C Borrowings, second, ratably to the outstanding Revolving Credit Loans, and, third, to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or
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from the Borrower or any other Loan Party) to reimburse the relevant L/C Issuer or the Revolving Credit Lenders, as applicable.
     2.06 Termination or Reduction of Commitments.
     (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash collateralized hereunder would exceed the Letter of Credit Sublimit, and (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.
     (b) Mandatory. The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the last day of the Availability Period for the Term Loan Facility.
     (c) Application of Commitment Reductions; Payment of Fees.
     (i) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
     (ii) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portion of the aggregate Term Loan Commitments under this Section 2.06. Upon any reduction of the unused portion of the aggregate Term Loan Commitments, the Term Loan Commitment of each Term Loan Lender shall be reduced by such Lender’s ratable portion of such reduction amount. All fees in respect of the Term Loan Facility accrued until the effective date of any termination of the Term Loan Facility shall be paid on the effective date of such termination.
     2.07 Repayment of Loans.
     (a) Term Loans. The Borrower shall repay to the Term Loan Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts
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set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Amount
September 30, 2009	$3,000,000
December 31, 2009	$3,000,000
March 31, 2010	$3,000,000
June 30, 2010	$3,000,000
September 30, 2010	$3,000,000
December 31, 2010	$3,000,000
March 31, 2011	$3,000,000
June 30, 2011	$3,000,000
September 30, 2011	$3,000,000
December 31, 2011	$3,000,000
March 31, 2012	$3,000,000
June 30, 2012	$3,000,000
September 30, 2012	$3,000,000
December 31, 2012	$3,000,000
March 31, 2013	$3,000,000
Maturity Date	$5,000,000
provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date; provided, further, that if the aggregate of all Term Loan Borrowings is in an amount less than $50,000,000, then the amount of the scheduled repayments to be made, commencing with the payment scheduled on September 30, 2009, shall be deemed reduced pro rata by an aggregate amount equal to the difference of $50,000,000 minus the aggregate principal amount of all Term Loan Borrowings.
     (b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
     2.08 Interest.
     (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.
     (b) (i) If any amount of principal of any Loan or L/C Borrowing is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Loans and L/C Borrowings (whether or not overdue) shall thereafter
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bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full (after as well as before judgment).
     (ii) If any amount (other than principal of any Loan or L/C Borrowing) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full (after as well as before judgment).
     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. In addition, the Borrower shall pay to the Administrative Agent for the account of each Term Loan Lender in accordance with its Applicable Percentage of the Term Loan Facility, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the aggregate Term Loan Commitments exceed the Outstanding Amount of Term Loans. The commitment fee shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and, in the case of the commitment fee with respect to the Revolving Credit Facility, on the last day of the Availability Period for the Revolving Credit Facility or, in the case of the commitment fee with respect to the Term Loan Facility, on the last day of the Availability Period for the Term Loan Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.
     (b) Other Fees. (i) The Borrower shall pay to the Co-Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
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     (ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
     2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach
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schedules to its Note and endorse thereon the date, Type (if applicable), amount, and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. The Borrower agrees that, if an Event of Default shall have occurred and is continuing, the Administrative Agent may (and the Administrative Agent hereby agrees that it shall) (A) cause each bank that maintains any account subject to a Control Agreement or a Lockbox Agreement to transfer, on a daily basis, all collected funds in any such account to a Concentration Account and (B) apply any amounts on deposit in a Concentration Account to repay Loans whenever any Loans are outstanding.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with
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interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation
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to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
     2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of
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this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     2.14 Increase in Revolving Credit Facility.
     (a) Request for Increase. Provided no Event of Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may from time to time (including on the Closing Date), request an increase in the Revolving Credit Facility by an amount (for all such requests) not exceeding $50,000,000; provided, however, that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower may make a maximum of three such requests, and (iii) after giving effect to such increase, the Aggregate Commitments shall not be in excess of $180,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).
     (b) Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.
     (c) Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the L/C Issuers (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.
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     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Event of Default has occurred or is continuing. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
     2.15 Increase in Term Loan Facility.
     (a) Request for Increase. Provided no Event of Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Term Loan Lenders), the Borrower may from time to time (including on the Closing Date), request an increase in the Term Loans by an amount (for all such requests) not exceeding $50,000,000; provided, however, that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower may make a maximum of three such requests, and (iii) after giving effect to such increase, the Aggregate Commitments shall not be in excess of $180,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term Loan Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Loan Lenders).
     (b) Lender Elections to Increase. Each Term Loan Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (base on such Term Loan Lender’s Applicable Percentage in respect of the Term Loan Facility) of such requested increase. Any Term Loan Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.
     (c) Notification by Administrative Agent; Additional Term Loan Lenders. The Administrative Agent shall notify the Borrower and each Term Loan Lender of the Term Lon Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be
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unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Term Loan Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Term Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Term Loan Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Term Loan Lenders of the final allocation of such increase and the Term Loan Increase Effective Date. As of the Term Loan Increase Effective Date, the amortization schedule for the Term Loans set forth in Section 2.07(a) shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Loan Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Term Loan Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Term Loan Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Event of Default has occurred or is continuing. The additional Term Loans shall be made by the Term Loan Lenders participating therein pursuant to the procedures set forth in Section 2.02.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the
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Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (iii) If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the
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Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or any L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.
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     (ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI,
     (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
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     (iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (iv) The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or any L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower
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through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any L/C Issuer;
     (ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or
     (iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
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and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
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     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
     (c) any failure by the Borrower to make payment of drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
     (d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
excluding any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
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     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) an irrevocable proxy, pledge and security agreement, in substantially the form of Exhibit G (together with each other irrevocable proxy, pledge and security agreement and irrevocable proxy, pledge and security agreement supplement delivered pursuant to Section 6.09, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:
     (A) certificates representing the Pledged Equity referred to therein accompanied by undated transfer powers executed in blank or, if any of the Pledged Equity shall be uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Section 9-106 of the Uniform Commercial Code, and instruments evidencing the Pledged Debt indorsed in blank,
     (B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,
     (C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,
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     (D) [reserved],
     (E) the Control Agreements duly executed by the appropriate parties, and
     (F) evidence that all other action, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and consent agreements) or arrangements therefor satisfactory to the Administrative Agent shall have been made;
     (iv) a first preferred fleet mortgage, in substantially the form of Exhibit H (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering each of the Specified Rigs listed on Schedule 5.07 (together with each other mortgage and mortgage supplement or amendment delivered pursuant to Section 6.09, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:
     (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording with the United States Coast Guard and all other filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the “vessels” described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid (or arrangements for such payment satisfactory to the Administrative Agent shall have been made),
     (B) evidence of the insurance required by the terms of the Mortgages, and
     (C) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken, including delivery of an abstract of title, certificate of ownership, copy of certificate of documentation, and copy of certificate of financial responsibility (for each jurisdiction where applicable) with respect to each Specified Rig;
     (v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that
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each of the Borrower and each Subsidiary Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (vii) a favorable opinion of Bracewell and Giuliani LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in substantially the form of Exhibit I-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (viii) a favorable opinion of Ronald Potter, Esq., general counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in substantially the form of Exhibit I-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the most recent Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (xi) copies of the Audited Financial Statements and unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries for each fiscal quarterly period ended subsequent to December 31, 2007 as to which such financial statements are available, accompanied by a certificate of a Responsible Officer of the Borrower;
     (xii) the consolidated balance sheet, and statements of earnings and cash flows of the Borrower, prepared on a pro forma basis, and projections of the revenues, expenses, and cash flows of the Borrower covering the period from the Closing Date through December 31, 2012, prepared on a quarterly basis for each fiscal year ending on December 31, 2008 and December 31, 2009 and an annual basis for each fiscal year December 31, 2010, December 31, 2011, and December 31, 2012 (the “Initial Projections”), prepared by a Responsible Officer of the Borrower having responsibility over financial matters, all in form and substance satisfactory to the Administrative Agent;
     (xiii) the Initial Appraisal Report;
     (xiv) if the initial Credit Extension shall be in an aggregate principal amount equal to or greater than $50,000,000, a Borrowing Base Certificate duly certified by the
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chief executive officer, chief financial officer, treasurer or controller of the Borrower relating to the initial Credit Extension;
     (xv) certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
     (xvi) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended March 31, 2008, signed by the chief financial officer of the Borrower;
     (xvii) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and
     (xviii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, or any Lender reasonably may require.
     (b) The Administrative Agent, Lenders and Co-Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including all such reasonable fees, charges and disbursements of counsel to the Administrative Agent, paid directly to such counsel if requested by the Administrative Agent).
     Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of
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Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, one of the L/C Issuers shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) At any time when the Total Outstandings equal or exceed $50,000,000, the Administrative Agent shall be satisfied that the Borrowing Base exceeds the Outstanding Amount of the Term Loans, Revolving Credit Loans and L/C Obligations at such time, after giving effect to such Credit Extension.
     (e) In the case of a Credit Extension in the form of any Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the applicable L/C Issuer would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.02 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower,
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to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (a) the borrowings hereunder, (b) the execution, delivery, performance, validity or enforceability against any Loan Party of this Agreement or any of the other Loan Documents, (c) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (d) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (e) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.02, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except as noted on Schedule 5.18) and (ii) the filings referred to in Section 5.18. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     5.03 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law nor any material Contractual Obligation of the Borrower or any of its Subsidiaries, including, without limitation, arising under any of the Indentures, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.04 No Material Litigation. No litigation, investigation, claim or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower after due and diligent investigation, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) except as specifically disclosed in Schedule 5.04, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.04.
     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements, reported on by and accompanied by an unqualified report from KPMG LLP or PricewaterhouseCoopers LLP, as applicable, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at December 31, 2006 and December 31, 2007, as applicable, and the
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consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.
     (b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries at March 31, 2008, and the related unaudited consolidated statements of income and cash flows for the period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the quarterly period then ended (subject to the absence of footnotes and normal year-end audit adjustments).
     (c) All such financial statements described in subsections (a) and (b) of this Section, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by KPMG LLP or PricewaterhouseCoopers LLP, as applicable, and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantees, contingent liabilities and liabilities for taxes (except for any such tax liabilities to taxing authorities outside of the United States which are not, in the aggregate, material to the Borrower and its Subsidiaries taken as a whole) or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in the foregoing subsection (b). During the period from December 31, 2007 to and including the date hereof, there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property, except as reflected in the financial statements described in subsections (a) and (b) of this Section.
     (d) Since December 31, 2007, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (e) The Projections of the Borrower and its consolidated Subsidiaries, copies of which have heretofore been furnished to the Lenders, have been prepared in good faith under the direction of a Responsible Officer of the Borrower having responsibility for financial matters, and in accordance with GAAP based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made. The Borrower has no reason to believe that as of the date of delivery thereof such Projections are materially misleading in any material respect in light of the circumstances under which made, or omit to state any material fact which would render them misleading in any material respect, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
     5.06 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any of its Contractual Obligations in any respect that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
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     5.07 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien except Liens permitted by Section 7.01. Schedule 5.07 sets forth a complete and accurate list, as of the Closing Date, of all barge rigs located and operating in the continental United States or Gulf of Mexico waters subject to state or Federal jurisdiction owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the record owner and registration number as contained in the official records of the National Vessel Documentation Center of the United States Coast Guard.
     5.08 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.
     5.09 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns and reports that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any such Liens and claims in favor of taxing authorities outside of the United States which are not, in the aggregate, material to the Borrower and its Subsidiaries taken as a whole). Neither the Borrower nor any Subsidiary thereof is party to any tax sharing agreement.
     5.10 Federal Regulations. No part of the proceeds of any Loans will be used in violation of Regulation U issued by the FRB as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the FRB.
     5.11 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
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     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where such non-compliance has not had and could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     (d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), each Foreign Plan is in compliance in all material respects with the provisions of the applicable law or terms of the applicable Foreign Government Scheme or Arrangement, except where such non-compliance has not had and could not reasonably be expected to have a Material Adverse Effect.
     5.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the FRB) which limits its ability to incur Indebtedness.
     5.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 5.14 constitute all of the Subsidiaries of the Borrower at the date hereof. Schedule 5.14 sets forth as of the Closing Date the name and jurisdiction of incorporation and, in the case of each Loan Party, the U.S. taxpayer identification number of each such Subsidiary and, as to each, the percentage of each class of
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Equity Interest owned by each Loan Party. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, and fully paid and non-assessable and, with respect to Equity Interests that are Collateral, are owned free and clear of all Liens except those created under the Collateral Documents. The Borrower has no Investments in any other corporation or entity other than those specifically disclosed in Schedule 5.14. Schedule 5.14 identifies as of the Closing Date each Material Subsidiary, Immaterial Subsidiary and Excluded Subsidiary.
     (b) As of the date hereof, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any Subsidiary, except as disclosed on Schedule 5.14.
     5.15 Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used for the general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Law or any Loan Document, including to repay the Indebtedness under the Existing Credit Agreement and to fund acquisitions and capital expenditures.
     5.16 Environmental Matters. Other than as set forth on Schedule 5.16 and exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
     (a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.
     (b) Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.
     (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its
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Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.
     (d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the CERCLA or any similar Environmental Law, or with respect to any Hazardous Material.
     (e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
     (f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Material other than indemnity obligations in the ordinary course of business.
     5.17 Accuracy of Information, etc. No written statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated hereby and the negotiation of this Agreement or the other Loan Documents or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances under which made. As of the Closing Date, there is no fact known to any Loan Party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
     5.18 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and proceeds thereof. When financing statements in appropriate form are filed in the offices specified on Schedule 5.18, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than the Specified Rigs) and the proceeds thereof, as security for the Secured Obligations (as defined in the Security Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.01). When the Mortgage is filed for recording in the National Vessel Documentation Center of the United States Coast Guard located in Falling Waters, West Virginia, the Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Specified Rigs and such other Collateral described therein and the proceeds thereof, as security for the Secured
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Obligations (as defined in the Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.01).
     5.19 Solvency. As of the Closing Date, each of the Borrower and each Loan Party that is a Material Subsidiary is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
     5.20 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent that reasonable self-insurance meeting the same standards is maintained with respect to such risks, and which insurance meets the requirements of the Mortgages.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary (other than any Immaterial Subsidiary) to:
     6.01 Financial Statements. Deliver to the Administrative Agent (which shall promptly furnish to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
     (c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and
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twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
As to any information contained in materials furnished pursuant to Section 6.02(e), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent (which shall promptly furnish to each Lender), or, in the case of clause (f), to the relevant Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
     (b) concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, in each case to the extent any failure to do so would constitute a Default or Event of Default hereunder, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) any UCC financing statements or other filings or recordings specified in such Compliance Certificate as being required to be delivered therewith;
     (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the
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end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively and together with the Initial Projections, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (d) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Indentures;
     (e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
     (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Co-Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the
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“Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Co-Arrangers, the L/C Issuers and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Co-Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
     6.03 Notices. Promptly notify the Administrative Agent (which shall promptly furnish such notice to each Lender) of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect;
     (d) as soon as possible and in any event within 10 days after the Borrower knows or has reason to know of the occurrence of any ERISA Event; and
     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or relevant Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
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     6.04 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises useful and necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 and except, in the case of the foregoing clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     6.05 Maintenance of Property; Insurance. (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower shall furnish certificates, policies or endorsements to Administrative Agent as Administrative Agent shall require as proof of such insurance, and, if the Borrower fails to do so, Administrative Agent is authorized, but not required, to obtain such insurance at the expense of the Borrower. All policies shall provide for at least thirty (30) days prior written notice to Administrative Agent of any cancellation or reduction of coverage and that Administrative Agent may act as attorney for the Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. The Borrower shall cause Administrative Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and the Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Administrative Agent, for the ratable benefit of the Secured Parties, as its interests may appear and further specify that Administrative Agent shall be paid regardless of any act or omission by the Borrower or any of its Affiliates. The Administrative Agent, at its option, may apply any insurance proceeds received by Administrative Agent at any time while any Event of Default shall have occurred and be continuing to the cost of repairs or replacement of Collateral and/or, to payment of the Obligations, whether or not then due, in any order and in such manner as Administrative Agent may determine or hold such proceeds as cash collateral for the Obligations.
     6.06 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit any Lender (accompanied by any other Lender that so elects) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior notice, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (it being understood that all such notices shall be given through the Administrative Agent and shall be coordinated with any other such notices to the
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extent reasonably possible), in each case no more often than twice in any calendar year in the aggregate for all Lenders unless an Event of Default shall have occurred and be continuing.
     6.07 Environmental Laws. Comply in all respects with, and take all reasonable action to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and take all reasonable action to ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that any failures to so comply or maintain could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     6.08 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, where non-payment thereof could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
     6.09 Additional Collateral, etc. (a) With respect to any Specified Personal Property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than any Property subject to a Lien expressly permitted by Section 7.01(g) or 7.01(j)), including without limitation, any barge rig located or operating in the continental United States or waters of the Gulf of Mexico subject to state or Federal jurisdiction, not listed on Schedule 5.07, as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments or supplements to the Security Agreement or Mortgages or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority Lien in such Property, subject to Permitted Liens, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent and the recording of such amendment or supplement with the United States Coast Guard.
     (b) With respect to any new Material Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Material Subsidiary that ceases to be an Excluded Subsidiary and any existing Domestic Subsidiary that ceases to be an Immaterial Subsidiary), by the Borrower or any of the Subsidiary Guarantors, promptly (i) cause such new Subsidiary (A) to become a party to the Subsidiary Guaranty and the Security Agreement, (B) in the case of any such Subsidiary owning a barge rig located or operating in the continental United States or waters of the Gulf of Mexico subject to state or Federal jurisdiction, to execute and deliver a Mortgage covering such
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rig, and (C) in the case of any Domestic Subsidiary, to take such actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority Lien in the Collateral described in the Security Agreement or Mortgage with respect to such new Subsidiary (subject to Permitted Liens), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Administrative Agent and the recording of such Mortgage with the United States Coast Guard, and (ii) if reasonably requested by the Administrative Agent deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (c) With respect to each Identified Additional Material Subsidiary, on or before June 15, 2008, (i) deliver to the Administrative Agent a supplement to the Subsidiary Guaranty and Security Agreement duly executed by each Identified Additional Material Subsidiary, and (ii) take such actions and deliver to the Administrative Agent all such items as required to be taken or delivered by a Loan Party or with respect to a Loan Party under clauses (i), (iii), (v), (vi), (vii), (viii), (ix) and (xviii) of Section 4.01(a).
     6.10 Borrowing Base Certificate. In the case of the Borrower, at any time when the Total Outstandings equal or exceed $50,000,000, deliver or cause to be delivered, at the Borrower’s expense, the following:
     (a) to the Administrative Agent, the following documents in a form satisfactory to it:
     (i) on a monthly basis and in no event later than 25 days after the end of each such month or, if an Event of Default shall exist, more frequently as the Administrative Agent may reasonably request (but in no event more often than weekly) or as the Borrower shall elect, a Borrowing Base Certificate, accompanied by such supporting detail and documentation as is contemplated by the Borrowing Base Certificate and/or as shall be requested by the Administrative Agent in its reasonable discretion (in a form and detail satisfactory to the Administrative Agent);
     (ii) on a monthly basis and in no event later than 25 days after the end of each such month or, if an Event of Default shall exist, more frequently as the Administrative Agent may in good faith request (but in no event more often than weekly), detailed agings of Accounts and a detailed listing of the inventory of Quail Tools (together with a reconciliation to its general ledger); and
     (iii) upon the Administrative Agent’s request in good faith (but in no event more often than (x) monthly so long as no Event of Default shall exist or (y) weekly if an Event of Default shall exist), (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, and (B) a statement of the outstanding loans and payments made, and Accounts owing to, Affiliates as of the last day of the immediately preceding month.
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     (b) To the Administrative Agent such other reports, statements and reconciliations with respect to the Borrowing Base or the Collateral as it shall from time to time request in its reasonable discretion.
     6.11 Cash Management Systems. (a) Within 30 days after the opening of any deposit account, securities account, lockbox account, concentration account, collection account or disbursement account, in each case other than any Immaterial Account, in the United States, deliver to the Administrative Agent a schedule (a “Supplemental Account Identification Schedule”) which provides, in respect of each such account opened since the Closing Date (i) the name and location of each bank and securities intermediary at which the Borrower or such Subsidiary Guarantor maintains a deposit account, securities account, lockbox account, concentration account, collection account or disbursement account in the United States and (ii) the account number and account name or other relevant descriptive data with respect to each such account and such other information with respect to each such account as the Administrative Agent shall reasonably request.
     (b) On or before the date which is 30 days after the delivery of any Supplemental Account Identification Schedule, cause to be delivered to the Administrative Agent a Control Agreement and/or a Lockbox Agreement with respect to each account described in such Supplemental Account Identification Schedule which the Administrative Agent reasonably requires to be subject to such an agreement, in each case duly executed and delivered by the Borrower or the relevant Subsidiary Guarantor and by the bank or securities intermediary that maintains such account.
     (c) Cause all proceeds of any Collateral in every form, including, without limitation, cash, checks, wire transfers and other forms of receipts, to be deposited promptly in a collection account or lockbox account (i) in respect of which a Control Agreement and/or Lockbox Agreement, as appropriate, is in effect and (ii) which, at any time after an Event of Default has occurred and is continuing, is used solely for the purpose of receiving proceeds of Collateral.
     6.12 Inspection of Collateral. The Borrower agrees that the Administrative Agent or its agents may, as the Administrative Agent shall deem necessary or appropriate in the exercise of its sole discretion, enter upon the premises of the Borrower or any Subsidiary Guarantor at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time whatsoever on and after the occurrence of a Default or Event of Default, for the purposes of conducting field examinations and appraisals and inspecting, evaluating and verifying the Collateral, all of the above to be at the Borrower’s expense during the existence of an Event of Default and at the Lenders’ expense if no Event of Default exists. Notwithstanding the foregoing, the Administrative Agent will require an annual appraisal of the Borrowing Base Collateral at the Borrower’s expense with such appraisal to be (a) prepared by a third-party collateral appraiser selected by the Administrative Agent in its sole reasonable discretion, and (b) completed by no later than September 30 of each calendar year, beginning with September 30, 2009.
     6.13 Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders written notice promptly, and in any event within five (5) Business Days of the occurrence, of any Casualty Event to any Borrowing Base Collateral
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reasonably expected by the Borrower to result in Net Loss Proceeds in excess of $5,000,000 and (b) will ensure that the Net Loss Proceeds of any such event (whether in the form of insurance proceeds or otherwise) are collected and applied in accordance with the applicable provisions of the Loan Documents.
     6.14 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. The Borrower agrees to execute, deliver and cause to be recorded such amendments to the Mortgages as the Hedge Banks or Cash Managements Banks may reasonably request to secure the Obligations under the Secured Hedge Agreements and Secured Cash Management Agreements, respectively, by the Mortgages. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary (other than any Immaterial Subsidiary) to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
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     (d) deposits to secure the payment or performance of bids, tenders, government contracts, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 7.01(f), securing Indebtedness permitted by Section 7.03(d), provided that no such Lien is spread to cover any additional Property after the Closing Date;
     (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.03(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 90 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to the Collateral Documents;
     (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j) Liens not otherwise permitted by this Section 7.01 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $20,000,000 at any one time provided that no such Lien shall extend to or cover any Borrowing Base Collateral or Equity Interests comprising Collateral;
     (k) judgment Liens not giving rise to an Event of Default under Section 8.01(h) so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
     (l) Liens upon specific items of inventory or other goods of the Borrower or any Subsidiary securing such Person’s obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;
     (m) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof; and
     (n) Liens permitted under the Mortgages.
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     7.02 Financial Condition Covenants.
     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 4.00:1.00.
     (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 2.50:1.00.
     (c) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 1.50:1.00.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) Indebtedness (i) of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary and (ii) of any Subsidiary to any Loan Party or other Subsidiary;
     (c) Indebtedness (including, without limitation, in respect of Capitalized Leases and Synthetic Lease Obligations) secured by Liens permitted by Section 7.01(g), (i) of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding and (ii) of any Foreign Subsidiaries in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding, provided that, with respect to this clause (ii), as of the date of incurrence of such Indebtedness and giving effect thereto, the Consolidated Senior Secured Leveraged Ratio calculated for the four consecutive fiscal periods most recently ended does not exceed 1.00:1.00;
     (d) (i) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(d) and (ii) any Indebtedness the Net Cash Proceeds of which are used (A) to refinance, refund, renew or extend any Indebtedness referred to in the preceding clause (i) (without any shortening of the maturity of any principal amount thereof) or (B) to pay premiums, fees or expenses payable in connection with any such refinancing, refunding, renewal or extension;
     (e) (i) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness permitted under this Section 7.03 and (ii) Guarantees made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;
     (f) Indebtedness represented by agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets, or Equity Interests of the Borrower or any Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such Disposition; and
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     (g) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $100,000,000 at any one time outstanding; as long such Indebtedness: (i) has a scheduled maturity occurring after the Maturity Date, (ii) contains terms (including covenants and events of default) no more restrictive, taken as a whole, to the Borrower and its Subsidiaries than those contained in this Agreement, and (iii) has no scheduled amortization.
     7.04 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
     (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.09 in connection therewith);
     (b) any Subsidiary may merge with any other Subsidiary (or any Person that becomes a Subsidiary contemporaneously with such merger) so long as, in the case of any merger involving a Subsidiary Guarantor, the surviving Person shall be (or shall contemporaneously become) a Subsidiary Guarantor and such merger could not reasonably be expected to have a material adverse effect on the business, assets, property or financial condition of the surviving Subsidiary; and
     (c) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary (so long as, in the case of any such Disposition by a Subsidiary Guarantor, the Subsidiary to whom such assets are disposed of is a Subsidiary Guarantor) and may be dissolved following such Disposition.
     7.05 Disposition of Property. Dispose of (i) any Eligible Specified Rig, (ii) any Eligible Accounts Receivable or (iii) any Eligible Rental Equipment, in each case whether now owned or hereafter acquired, or issue or Dispose of any Equity Interest of any Person that directly or indirectly owns any of the foregoing, except:
     (a) Dispositions permitted by Section 7.04(c);
     (b) the Disposition of obsolete or worn out property, or property that is no longer used or useful in such Person’s business, in the ordinary course of business;
     (c) the Disposition of inventory or other assets in the ordinary course of business or consistent with past practice;
     (d) Dispositions of cash or Cash Equivalents;
     (e) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Subsidiary Guarantor;
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     (f) transfers of assets between or among the Borrower and the Subsidiary Guarantors;
     (g) any Dispositions constituted by the granting of Liens permitted by Section 7.01;
     (h) any lease of drill pipe by Quail Tools to a customer located outside of the United States and any subsequent sale to such customer of any such drill pipe;
     (i) any sale by the Borrower or any Subsidiary to its customers of drill pipe, tools, and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business and consistent with past practice; and
     (j) Dispositions of Property described on Schedule 7.05(j).
     7.06 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Equity Interests (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary (a “Paying Subsidiary”) may make Restricted Payments (i) to the Borrower or any Subsidiary Guarantor, (ii) in the case of any Paying Subsidiary that is a partnership or a limited liability company, ratably to the partners or members thereof, as the case may be, so long as at least one such partner or member, as the case may be, is a Subsidiary Guarantor and (iii) if such Paying Subsidiary is not a Subsidiary Guarantor, to any other Subsidiary which is the parent of such Paying Subsidiary;
     (b) the Borrower may make Restricted Payments in the form of common stock of the Borrower;
     (c) the Borrower may make Restricted Payments in connection with (i) the conversion, redemption, or repurchase of the Convertible Notes and (ii) the High Strikes Agreements;
     (d) so long as no Event of Default has occurred and is continuing or would be caused thereby, the Borrower or any Subsidiary may repurchase, redeem, or otherwise acquire or retire any Equity Interests of the Borrower or any Subsidiary held by any existing or former officer or employee of the Borrower or any Subsidiary pursuant to any equity subscription agreement, stock option agreement, or similar agreement, provided, that the aggregate amount of payments under this paragraph subsequent to the date hereof (net of any proceeds received by the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,000,000 in any 12 month period; and
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     (e) the Borrower may acquire Equity Interests in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations.
     7.07 Modifications of Debt Instruments, etc. (a) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Convertible Notes, the Senior Notes or any Refinancing Debt to the extent that any such amendment, modification, waiver or other change would shorten the maturity or increase the amount of any payment of principal thereof, increase the rate or shorten the date for payment of interest thereon or make any covenant or other restriction applicable to the Borrower or any of its Subsidiaries materially more restrictive) or (b) amend its Organization Documents in any manner adverse to the Administrative Agent or the Lenders.
     7.08 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (i) the Borrower or any Subsidiary Guarantor or (ii) in the case of any Excluded Subsidiary, any other Excluded Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except for transactions permitted by the following sentence. This Section 7.08 shall not apply to the following transactions: (i) any employment agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practices, (ii) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Borrower, (iii) sales of Equity Interests of the Borrower to Affiliates of the Borrower, (iv) any Restricted Payment otherwise permitted under Section 7.06 or any Investment, (v) indemnification agreements with, and payments made, to officers, directors, and employees of the Borrower or any Subsidiary pursuant to charter, bylaw, statutory, or contractual provisions, and (vi) the performance of obligations of the Borrower or any Subsidiary under the terms of any agreement to which the Borrower or any Subsidiary is a party as of the date of this Agreement, and any amendments, modifications, supplements, extensions, or renewals of such agreements; provided that any such amendments, modifications, supplements, extensions, or renewals of such agreements are not materially more disadvantageous, taken as a whole, to the Administrative Agent and the Lenders than the terms of such agreements as in effect on the date of this Agreement.
     7.09 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
     7.10 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Subsidiary Guaranty, other than (a) this Agreement and the other Loan Documents, (b) the Indentures or any indenture or similar instrument governing any Refinancing Debt, (c) any agreements governing any purchase money Liens or Capitalized Leases or other
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secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or securing such Indebtedness), (d) customary non assignment provisions in any contract or lease entered into in the ordinary course of business and consistent with past practices, (e) applicable law or any applicable rule, regulation, or order of any Governmental Authority, (f) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, and other similar agreements entered into in the ordinary course of business, and (g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
     7.11 Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, (iii) any restrictions imposed pursuant to agreements governing any purchase money Liens or Capitalized Leases or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective as to transfers of the assets financed thereby or securing such Indebtedness), (iv) customary non assignment provisions in any contract or lease entered into in the ordinary course of business and consistent with past practices, (v) applicable law or any applicable rule, regulation, or order of any Governmental Authority, (vi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, and other similar agreements entered into in the ordinary course of business, provided that such provisions apply only to the assets subject to such agreements, and (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
     7.12 Lines of Business. Enter into any material business except for those businesses directly relating to the oil services industry in which the Borrower and its Subsidiaries have previously engaged or are engaged on the Closing Date or that are incidental or reasonably related thereto or that are a reasonable extension thereof, as determined in good faith by the Borrower or applicable Subsidiary.
     7.13 Hedge Agreements. Enter into any Swap Contract other than Swap Contracts entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
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     (a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.04(a) (with respect to the Borrower only), Section 6.03(a) or Article VII, or in Article IV of the Security Agreement or (ii) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.01, Section 6.09(a)(i), Section 6.09(c) or Section 6.10(a)(i) and such default shall continue unremedied for a period of 10 days; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above or (d) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any “Event of Default” under any Loan Document (other than this Agreement) shall occur and continue to exist beyond any applicable grace period set forth in such Loan Document; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination
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Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
     (h) Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving, for the Borrower and its Subsidiaries taken as a whole, a liability (not paid or fully covered by independent third party insurance as to which the relevant insurance company has acknowledged coverage) in an aggregate amount in excess of the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal by the earlier of (i) the date which 30 days from the entry thereof and (ii) the date on which the relevant judgment creditor(s) has begun to enforce such judgment(s) or decree(s); or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
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     (k) Change of Control. There occurs any Change of Control; or
     (l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.09 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof; provided, however, that the Administrative Agent or applicable L/C Issuer may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations and the Borrower shall deposit such additional Cash Collateral); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the
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Administrative Agent and amounts payable under Article III but excluding any principal, interest and Letter of Credit Fees) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
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ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, other than the final sentence of Section 9.10, are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In furtherance thereon, each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent (or any sub-agent of the Administrative Agent appointed pursuant to Section 9.05), as “collateral agent” to act as trustee on their behalf solely for the purpose of acting as mortgagee under Mortgages and holding the first preferred mortgage interest in each Specified Rig granted to the Administrative Agent, as “collateral agent”, as trustee pursuant to the respective Mortgage. The Administrative Agent hereby accepts such trust and declares that, as trustee, it will hold each Mortgage for the sole use and benefit of the Lenders and each L/C Issuer and shall, on behalf of the trust created hereby, perform its obligations hereunder, but only upon the terms and conditions of this Agreement. In connection with all of the foregoing, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent, Syndication Agent, or Documentation Agent, as applicable, hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, Syndication Agent, or Documentation Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent Syndication Agent, or Documentation Agent, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial
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advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent, Syndication Agent, or Documentation Agent, as applicable, hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
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     9.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a
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successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “Bookrunners” or “Arrangers” or the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
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     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding. The Administrative Agent is not authorized hereunder to credit bid any Obligation held by any Lender or any L/C Issuer in any proceeding under any Debtor Relief Law without the prior consent of such Lender or such L/C Issuer.
     9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(g); and
     (c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10. In each case as specified in this
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Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
     9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Subsidiary Guaranty or any Collateral by virtue of the provisions hereof or of the Subsidiary Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
     9.12 United States Citizen. Notwithstanding any right, power or remedy granted to the Administrative Agent herein or pursuant to any other Loan Document, or at law, in equity, admiralty or otherwise, the Administrative Agent will not take any action that causes a violation of Section 2 or Section 9 of the Shipping Act of 1916, as amended (the “Shipping Act”). The Administrative Agent represents and warrants to the Borrower and to each Secured Party that it is a “United States Citizen” within the meaning of Section 2 of the Shipping Act until the Obligations have been paid in full. The Administrative Agent agrees that it will promptly prepare and deliver any affidavits or other similar documents evidencing its compliance with the Shipping Act as may be required in connection with the documentation, operation, chartering or mortgaging of the Specified Rigs. If at any time prior to the termination of the Security Agreement or the Mortgages with respect to the Specified Rigs, the Administrative Agent ceases to comply with Section 2 of the Shipping Act, the Administrative Agent shall notify the Borrower and the Lenders of such fact and take all necessary actions to resign as the “collateral agent” under the Collateral Documents in accordance with the provisions of this Agreement and the other Loan Documents.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
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     (a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;
     (b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Loan Lenders, as the case may be;
     (c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (d) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;
     (e) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate even if the effect of such amendment would be to reduce the interest rate on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (f) change (i) the definition of “Applicable Percentage”, Section 2.12(a), Section 2.12(f), Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Loan Facility, the Required Term Loan Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
     (g) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each L/C Issuer;
     (h) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder (other than the definitions specified in clause (ii) of this Section 10.01(h)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Loan Lenders” without the written consent of each Lender under the applicable Facility;
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     (i) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
     (j) release all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor from the Subsidiary Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
     (k) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Loan Facility, the Required Term Loan Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
     (l) increase the Advance Rates under the Borrowing Base without the written consent of each Lender;
     (m) amend, modify or waive any provision of (i) the definition of “Borrowing Base” or (ii) any of the capitalized terms used in such definition, in each case, without the consent of Lenders holding at least 75% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held by such Revolving Credit Lender for such purpose) and (b) aggregate unused Revolving Credit Commitments but excluding the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender; or
     (n) amend the last sentence of Section 9.09 without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
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     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, or Bank of America as an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
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     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and Bank of America as an L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender or L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the other L/C Issuers. In addition, each Lender and each L/C Issuer (other than Bank of America) agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties
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of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any
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Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each other Agent, any L/C Issuer or any Related Party of any of the foregoing (and without limiting the Borrower’s obligation to do
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so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such other Agent, such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any other Agent or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any other Agent or any L/C Issuer in connection with such capacity; and provided further that the obligation to indemnify the L/C Issuers hereunder shall be limited solely to the Revolving Credit Lenders. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than thirty days after written demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and each L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a
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rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long
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as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
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Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also
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shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America acting as an L/C Issuer or other Lender that has issued a then-outstanding Letter of Credit assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America or such other Lender, as applicable, may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or such other assigning Lender as L/C Issuer, as the case may be. If Bank of America or such other assigning Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or such other retiring L/C Issuer, as the case may be, to effectively assume the obligations of Bank of America or such other retiring L/C Issuer, as the case may be, with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the other Agents, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed
Credit Agreement

to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any other Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any other Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the other Agents, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer
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different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, such L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the
Credit Agreement

remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY
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OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
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     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and each of the Co-Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and each Co-Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Co-Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Co-Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Co-Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Co-Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each Co-Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Credit Agreement

     10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
     10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARKER DRILLING COMPANY

By:	s/ David W. Tucker
Name:	David W. Tucker
Title:	Treasurer and Assistant Secretary

BANK OF AMERICA, N.A., as Administrative Agent

By:	s/ Shelley A. McGregor
Name:	Shelley A. McGregor
Title:	Senior Vice President
Credit Agreement

BANK OF AMERICA, N.A., as a Lender and an L/C Issuer

By:	s/ Shelley A. McGregor
Name:	Shelley A. McGregor
Title:	Senior Vice President

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent and a Lender

By:	s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Authorized Signatory

ABN AMRO BANK N.V., as Documentation Agent and a Lender

By:	s/ John D. Reed
Name:	John D. Reed
Title:	Director

By:	s/ Todd D. Vaubel
Name:	Todd D. Vaubel
Title:	Vice President

CATERPILLAR FINANCIAL SERVICES CORPORATION, as a Lender

By:	s/ R. S. Freistat
Name:	Roger Scott Freistat
Title:	Credit Manager

NATIXIS, as a Lender

By:	s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Managing Director
Credit Agreement

By:	s/ Louis P. LaVille, III
Name:	Louis P. LaVille, III
Title:	Managing Director

WHITNEY NATIONAL BANK, as a Lender

By:	s/ Paul Cole
Name:	Paul Cole
Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	s/ Corbin Womac
Name:	Corbin Womac
Title:	Assistant Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	s/ Silvia L. Spear
Name:	Silvia L. Spear
Title:	Managing Director

By:	s/ Keith C. Braun
Name:	Keith C. Braun
Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	s/ Steven F. Larsen
Name:	Steven F. Larsen
Title:	First Vice President
Credit Agreement

NORTHRIM BANK, as a Lender

By:	s/ Leonard F. Horst
Name:	Leonard F. Horst
Title:	Senior Vice President
Credit Agreement

SCHEDULE 1.01(a)
EXISTING LETTERS OF CREDIT
Credit Agreement

SCHEDULE 1.01(b)
ACCOUNT DEBTORS
Credit Agreement

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES
Credit Agreement

SCHEDULE 5.02
CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES
Credit Agreement

SCHEDULE 5.04
LITIGATION
Credit Agreement

SCHEDULE 5.07
SPECIFIED RIGS
Credit Agreement

SCHEDULE 5.14
SUBSIDIARIES, AND
OTHER EQUITY INVESTMENTS
Credit Agreement

SCHEDULE 5.16
ENVIRONMENTAL MATTERS
Several years ago the Borrower received an information request under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) designating Parker Drilling Offshore Corporation, a subsidiary of the Borrower (the “Subsidiary”) as a potentially responsible party with respect to the Gulfco Marine Maintenance, Inc. Superfund Site in Freeport, Texas (EPA No. TX 055144539). The Subsidiary responded to this request in 2003 with documents. In January, 2008 the Subsidiary received an administrative order to participate in an investigation of the site and a study of the remediation needs and alternatives. The EPA alleges that the Subsidiary is successor to a party who owned the Gulfco site during the time when chemical releases took place there. Two other parties have been performing that work since mid-2005 under an earlier version of the same order. The Subsidiary believes that it has a sufficient cause to decline participation under the order and has notified the EPA of that decision. Non-compliance with an EPA order absent sufficient cause for doing so can result in substantial penalties under CERCLA. The Subsidiary is continuing to evaluate its relationship to the site and intends to confer with the EPA in an effort to resolve the matter. The Borrower has not yet estimated the amount or impact on its operations, financial position or cash flows of any costs related to the site. The EPA and the other two parties have spent over $2.5 million studying and conducting initial remediation of the site, and it is anticipated that an additional $1.3 million will be required to complete the remediation. The Borrower does not believe it has any obligation with respect to the remediation of the property, and accordingly no accrual was made as of December 31, 2007.
Credit Agreement

SCHEDULE 5.18
UCC FILING JURISDICTION;
UNITED STATES COAST GUARD FILING
Credit Agreement

SCHEDULE 7.01(f)
EXISTING LIENS
Credit Agreement

SCHEDULE 7.03(d)
EXISTING INDEBTEDNESS
Credit Agreement

SCHEDULE 7.05(j)
PERMITTED DISPOSITIONS
Credit Agreement

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
Credit Agreement

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE

EXHIBIT B
FORM OF BORROWING BASE CERTIFICATE
Date:                                         ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:

(1) Total Borrowing Base
(from Schedule I)

(2) Revolving Credit Facility

(3) Aggregate Outstanding Amount of the Revolving Credit Loans

(4) Aggregate Outstanding Amount of the L/C Obligations

(5) Aggregate Outstanding Amount of the Term Loans

(6) Aggregate unused Term Loan Commitments

(7) Borrowing Availability (Borrowing Base Deficiency)

(A) the lesser of (1) and the sum of (2) plus (5) plus (6) minus

(B) the sum of (3) plus (4) plus (5)

     This report (this “Certificate”) is submitted pursuant to Section 6.10(a) of the Credit Agreement, dated as of May 15, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Parker Drilling Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other Agents party thereto. Pursuant to the Collateral Documents, the Administrative Agent has been granted a security interest in all of the Collateral referred to in this Certificate and has a valid perfected first priority security interest in the Eligible Collateral, subject to the Liens permitted under Section 7.01 of the Credit Agreement. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

     The undersigned hereby certifies, as of the date first written above, that (a) the amounts and calculations herein and in Schedule I accurately reflect the Accounts, Eligible Accounts, Rental Equipment, Eligible Rental Equipment, Specified Rigs, Eligible Specified Rigs and Outstanding Amounts and (b) no Default or Event of Default has occurred or is continuing.

PARKER DRILLING COMPANY

By:
Name:

Title:

SCHEDULE I
to Borrowing Base Certificate
Parker Drilling Company Borrowing Base Certificate for the Month
Ending:                     , 20___

ITEM	Amount
I. Accounts

Initial deductions (pursuant to definition of Net Amount):
(Returns, rebates, discounts, credits, allowances, taxes)

Deductions for ineligible accounts (pursuant to definition of Eligible Accounts Receivable:
Accounts arising out of sales to an Affiliate (paragraph (a))
Accounts more than 60 days overdue after original payment due date or more than 90 days overdue after original invoice date or, in the case of Accounts from Qualified Account Debtors, Accounts more than 90 days overdue after the original payment due date or 120 days overdue after the original invoice date (paragraph (b))

Accounts of debtors 50% or more of whose Accounts are ineligible pursuant to overdue provision (paragraph (c))
Accounts of debtor exceeding 10% of all Accounts of Borrower and Subsidiaries combined or, for certain debtors, the threshold determined in Schedule 1.01(b) (paragraph (d))
Accounts of debtor who is creditor of Borrower or Subsidiary; Accounts of debtor who has disputed liability or has made claims with respect to any Accounts; Accounts subject to any right of set-off by debtor or with respect to which any other claim, counterclaim, chargeback, rebate, allowance or offset has been asserted (paragraph (e))

Accounts of bankrupt debtors (paragraph (f))
Accounts of debtors outside of the United States, Canada or Puerto Rico, unless letter of credit has been issued (paragraph (g))
Bill-and-hold, guaranteed sale, sale-and return, sale on approval or consignment basis or pursuant to written agreement providing for the repurchase or return (paragraph (h))
Accounts for which the Administrative Agent determines (in its Permitted Discretion) that collection is insecure or that it may not be paid by reason of financial inability to pay (paragraph (i))
Government Accounts (paragraph (j))
Accounts requiring additional services or obligation or otherwise not representing final sale (paragraph (k))
Documentation relating to the Accounts does not comply with all legal requirements (paragraph (1))
Accounts as to which representations and warranties are breached (paragraph (m))

ITEM	Amount
Accounts subject to adverse security deposit, progress payment or similar advance (to the extent thereof) (paragraph (n))
Accounts relating to any instrument or chattel paper that have not been pledged to the Administrative Agent (o))
Accounts of debtor in State requiring filing of Notice of Business Activity Report if Borrower and Subsidiary have not qualified to do business or obtained such filing (paragraph (p))
Accounts arising from progress billing or is otherwise conditioned upon Borrower’s or Subsidiary’s performance (paragraph (q))
Accounts deemed ineligible by Administrative Agent (in its Permitted Discretion) (paragraph (r))
Total ineligibles:
Eligible Accounts Receivables:

Advance Rate:	85%

Accounts availability:

II. Rental Equipment

Net Orderly Liquidation Value:

Net Book Value:

Deductions for ineligible rental equipment (pursuant to definition of Eligible Rental Equipment):
Rental Equipment not solely owned by Quail Rental Tools (section (i))
Rental Equipment not subject to Administrative Agent’s first priority security interest (section (ii))
Rental Equipment for which Quail Rental Tools does not have title or which is located outside continental United States, the Gulf of Mexico and Canada (section (iii))
Rental Equipment which is obsolete, unmerchantable or slow moving (section (iv))
Rental Equipment which does not conform to representations and warranties in Credit Agreement (section (v))
Rental Equipment held under Vendor Lease (section (i))
Rental Equipment held at leased property (unless satisfactory landlord lien waiver has been obtained or rent reserve equal to 3 months rent on such property has been deducted from Borrowing Base) (Section (ii))

Rental Equipment otherwise deemed ineligible by Administrative Agent in its Permitted Discretion (section (iii))
Total ineligibles:
Eligible Rental Equipment:

ITEM	Amount
Equipment OLV Percentage:
Advance Rate:
Rental Equipment availability:

III. Specified Rigs

Net Orderly Liquidation Value of Specified Rigs:

Deductions for ineligible Specified Rigs (pursuant to the definition of Eligible Specified Rigs):
Specified Rig not solely owned by a Loan Party (section (i))
Specified Rig not subject to Administrative Agent’s first priority Lien (section (ii))
Specified Rig for which a Loan Party does not have title or which is located outside continental United States or Gulf of Mexico waters subject to state or Federal jurisdiction (section (iii))
Specified Rig which is obsolete (section (iv))
Specified Rig which does not conform to representations and warranties in Credit Agreement or applicable Mortgage or is not insured (section (v))
Specified Rigs otherwise deemed ineligible by Administrative Agent in its Permitted Discretion
Total ineligibles:
Eligible Specified Rigs:
Net Specified Rigs OLV:
Advance Rate:	50%
Specified Rigs availability:

IV. Net Borrowing Availability

Total Borrowing Base [(i) Accounts availability plus (ii) Rental Equipment availability plus (iii) Specified Rigs availability]:

Minimum Percentage of Total Borrowing Base attributable to Eligible Accounts Receivable:	20%
Current Eligible Accounts Receivable as a percentage of Total Borrowing Base:
Maximum Borrowing Base Availability (based on 20% minimum for Eligible Accounts Receivable):

Aggregate Commitments under Revolving Credit Facility plus Term Loan Facility:

Total Borrowing Base:
Less: amounts outstanding under Revolving Credit Facility:

ITEM	Amount
Less: amounts outstanding under Letters of Credit:
Less: amounts outstanding under Term Loan Facility:
Less: any reserves established by the Administrative Agent pursuant to paragraph (b) of definition of Borrowing Base and/or the second clause (ii) of the definition of “Eligible Rental Equipment” and/or Section 2.04(b):

Net borrowing availability:

EXHIBIT C-1
FORM OF TERM NOTE
          FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 15, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other Agents party thereto.
          The Borrower promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
          This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Subsidiary Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Each Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PARKER DRILLING COMPANY

By:

Name:

Title:

EXHIBIT C-2
FORM OF REVOLVING CREDIT NOTE
          FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to ___or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 15, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other Agents party thereto.
          The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
          This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Subsidiary Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PARKER DRILLING COMPANY

By:
Name:

Title:

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of May 15, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Parker Drilling Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other Agents party thereto.
          The undersigned Responsible Officer1 hereby certifies as of the date hereof that he/she is the                                                              of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
          1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by Section 6.02(a). In addition, the Borrower has delivered the Projections for the immediately succeeding fiscal year and such Projections are based upon good faith estimates, information and assumptions believed by management of the Borrower to be reasonable at the time made and the undersigned has no reason to believe, as of the date hereof, that such Projections are misleading in any material respect in light of the circumstances under which made, or omit to state any material fact which would render them misleading in any material respect, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
[Use following paragraph 1 for fiscal quarter-end financial statements]
          1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly state in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in

[1]	This certificate should be from the chief financial officer of the Borrower, except in the case of each certificate delivered with monthly financial statements other than fiscal quarter year-end which should be from the chief financial officer, treasurer or controller.

accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
[Use following paragraph 1 for monthly financial statements other than fiscal quarter-end]
          1. The Borrower has delivered the unaudited financial statements required by Section 6.01(c) of the Agreement for the calendar month ended as of the above date. Such consolidated financial statements fairly state in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
          2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.
          3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
          [to the best knowledge of the undersigned, during such fiscal period each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]
—or—
          [to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]
          4. The representations and warranties of the Borrower contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
          5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , ___.

PARKER DRILLING COMPANY

By:
Name:
Title:

For the Quarter/Year ended                      (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)
I.	Section 7.02(a) – Consolidated Leverage Ratio.

A. Consolidated Total Debt at Statement Date	$

B. Consolidated EBITDA for Subject Period (from Schedule 2):	$

C. Consolidated Leverage Ratio (Line I.A ÷ Line I.B):	to 1
Maximum permitted:

Minimum Consolidated Leverage
Four Fiscal Quarters Ending	Ratio
each fiscal quarter	4:00 to 1
II.	Section 7.02(b) – Consolidated Interest Coverage Ratio.

A. Consolidated EBITDA for measurement period ending on above date (“Subject Period”) (from Schedule 2):	$

B. Consolidated Interest Charges for Subject Period:	$

C. Consolidated Interest Coverage Ratio (Line II.A ÷ Line II.B):	to 1
Minimum required:

Minimum Consolidated Interest
Four Fiscal Quarters Ending	Coverage Ratio
each fiscal quarter	2.50 to 1
III.	Section 7.02(c) – Consolidated Senior Secured Leverage Ratio.

A. Consolidated Senior Secured Debt at Statement Date	$

B. Consolidated EBITDA for Subject Period (from Schedule 2):	$

C. Consolidated Senior Secured Leverage Ratio (Line III.A ÷ Line III.B):	to 1
Maximum permitted:

Minimum Consolidated Senior
Four Fiscal Quarters Ending	Secured Leverage Ratio
each fiscal quarter	1.50 to 1

For the Quarter/Year ended                      (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Twelve
Consolidated	Quarter	Quarter	Quarter	Quarter	Months
EBITDA	Ended	Ended	Ended	Ended	Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ amortization of intangibles and organization cost
+ non-recurring expenses
+ other non-cash charges
- income tax credits
- non-recurring income or gains
- non-cash income
- cash expenditures added as non-cash charges in prior period
= Consolidated EBITDA

EXHIBIT E-1
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities6) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.

[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[6]	Include all applicable subfacilities.

2. Assignee[s]:

     [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3. Borrower: Parker Drilling Company, a Delaware corporation
4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5. Credit Agreement: Credit Agreement, dated as of May 15, 2008, among Parker Drilling Company, as Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other Agents party thereto
6. Assigned Interest:

			Aggregate		Percentage
			Amount of	Amount of	Assigned of
		Facility	Commitment/Loans	Commitment/Loans	Commitment/	CUSIP
Assignor[s][7]	Assignee[s][8]	Assigned[9]	for all Lenders[10]	Assigned	Loans[11]	Number
		——	$——	$——	——%
		——	$——	$——	——%
		——	$——	$——	——%
     [7. Trade Date:                     ]12
     Effective Date:                     , 20                     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[7]	List each Assignor, as appropriate.

[8]	List each Assignee, as appropriate.

[9]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[10]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Title:
[Consented to and]13 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:

Title:

[Consented to:][14]

[COMPANY]

By:

Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[14]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuers) is required by the terms of the Credit Agreement.

EXHIBIT E-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE

EXHIBIT F
FORM OF SUBSIDIARY GUARANTY

EXHIBIT G
FORM OF IRREVOCABLE PROXY, PLEDGE AND SECURITY AGREEMENT

EXHIBIT H
FORM OF FIRST PREFERRED FLEET MORTGAGE

EXHIBIT I-1
OPINION MATTERS
Form of Opinion of Counsel to Loan Parties

EXHIBIT I-2
OPINION MATTERS
Form of Opinion of General Counsel